Exhibit 99.1

Scientific Learning Reports Third Quarter 2011 Financial Results

OAKLAND, Calif.--(BUSINESS WIRE)--November 3, 2011--Scientific Learning Corporation (NASDAQ:SCIL), a leading provider of technologies for accelerated learning, today announced financial results for the third quarter ended September 30, 2011.

Total revenue in the third quarter of 2011 was $10.5 million, compared to $10.2 million in the third quarter of 2010. Total booked sales for the third quarter were $12.2 million, an increase from $11.4 million in the third quarter of 2010. Adjusted EBITDA was ($455,000) in the third quarter of 2011 compared to $197,000 in the third quarter of 2010. Net loss in the third quarter of 2011 was ($1.2) million, or ($0.07) per share, compared to a net loss of ($825,000), or ($0.04) per share, in the third quarter of 2010.

“We are pleased with the progress we’re making in the business. For the first time in a year and a half, we saw an increase in total booked sales with growth coming from our core K-12 and consumer businesses,” said Andy Myers, Chief Executive Officer. “Our new on demand platform is showing early signs of success with nearly 400 schools deployed, and we continue to see an increased number of K-12 transactions with our new flexible per student pricing. We also recently launched our first iPad app, the first in our KinderSpark series, which will be made available first as individual apps and later combined into a more comprehensive program for use in pre-K to first grade classrooms. This app entitled Eddy’s Number Party! rose to as high as the fifth most popular paid Education app for the iPad during its first week after release. As we look to the next couple of quarters, we remain focused on our strategic objectives of delivering new content to our key markets, building our recurring revenue base and advancing the success of our customers and learners.”

Booked sales and Adjusted EBITDA are both non-GAAP measures. Additional information on these non-GAAP measures and reconciliations are included at the end of this earnings release and in the investor information section of our website, www.scientificlearning.com.

Conference Call Information

A conference call to discuss third quarter 2011 financial results is scheduled for today, November 3, 2011 at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Investors and analysts interested in participating in the call are invited to dial (866) 652-3154 (domestic) or (706) 634-7311 (international), Conference ID # 16848151, approximately 10 minutes prior to the start of the call. The conference call will be available live on the Investor Information portion of the Company’s website at http://www.scilearn.com/investorinfo. A replay of this teleconference will be made available on the Scientific Learning website approximately two hours following the conclusion of the call. To hear the replay by phone, please call (855)859-2056 (domestic) and (404) 537-3406 (international) and enter Conference ID # 16848151.

About Scientific Learning Corporation

We accelerate learning by applying proven research on how the brain learns. Scientific Learning’s results are demonstrated in over 200 research studies and protected by over 55 patents. Learners can realize achievement gains of 1 - 2 years in as little as 8 - 12 weeks and maintain an accelerated rate of learning even after the programs end.

Today, learners have used nearly 3 million Scientific Learning software products, which apply “Brain Fitness” principles to the areas of English language and reading. We provide our offerings directly to parents, K–12 schools and learning centers, and in more than 40 countries around the world. For more information, visit http://www.scilearn.com/ or call toll-free (888) 358-0212.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbor created by the federal securities laws. Such statements include, among others, statements relating to trends in and growth expectations for our sales, the acceptance of our new offerings, our recurring revenue business model and our product development plans. Such statements are subject to substantial risks and uncertainties. Actual events or results may differ materially as a result of many factors, including but not limited to: general economic and financial conditions (including current adverse conditions in government budgets and the general economy); availability of funding to purchase the Company's products and generally available to schools, including the expiration of federal stimulus funding; unexpected challenges in product development; the acceptance of new products and product changes in existing and new markets; acceptance of subscription and other recurring offerings; seasonality and sales cycles in Scientific Learning's markets; competition; the extent to which the Company's marketing, sales and implementation strategies are successful; personnel changes; the Company's ability to continue to demonstrate the efficacy of its products, and other risks detailed in the Company's SEC reports, including but not limited to the Report on Form 10-Q for the quarter ended June 30, 2011 (Part II, Item 1A, Risk Factors), filed August 12, 2011. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events, or otherwise.

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$2,304	$5,415
Short-term investments	5,728	9,631
Accounts receivable, net	8,305	5,053
Prepaid expenses and other current assets	1,697	2,206

Total current assets	18,034	22,305

Property and equipment, net	3,336	2,497
Goodwill	4,568	4,568
Other intangible assets, net	648	1,034
Other assets	1,261	1,399

Total assets	$27,847	$31,803

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$746	$543
Accrued liabilities	4,125	4,198
Deferred revenue	13,855	16,388

Total current liabilities	18,726	21,129
Deferred revenue, long-term	5,607	5,483
Other liabilities	831	857

Total liabilities	25,164	27,469

Stockholders' equity:
Common stock and additional paid in capital	90,348	89,277
Accumulated deficit	(87,665)	(84,943)

Total stockholders' equity	2,683	4,334

Total liabilities and stockholders' equity	$27,847	$31,803

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Products	$6,078	$5,049	$18,719	$17,773
Service and support	4,458	5,185	14,649	15,833

Total revenues	10,536	10,234	33,368	33,606

Cost of revenues:
Cost of products	504	534	1150	1,616
Cost of service and support	2,273	2,270	6,603	6,996

Total cost of revenues	2,777	2,804	7,753	8,612

Gross profit	7,759	7,430	25,615	24,994

Operating expenses:
Sales and marketing	4,682	4,763	14,075	16,563
Research and development	2,347	1,945	7,801	5,808
General and administrative	1,922	1,517	6,343	6,040

Total operating expenses	8,951	8,225	28,219	28,411

Operating loss	(1,192)	(795)	(2,604)	(3,417)

Interest and other income (expense), net	(5)	14	10	49

Loss before provision for income taxes	(1,197)	(781)	(2,594)	(3,368)
Provision for income taxes	46	44	128	136
Net loss	$(1,243)	$(825)	$(2,722)	$(3,504)

Net loss per share:
Basic net loss per share	$(0.07)	$(0.04)	$(0.14)	$(0.19)
Diluted net loss per share	$(0.07)	$(0.04)	$(0.14)	$(0.19)

Weighted average shares used in computation of per share data:
Basic weighted average shares outstanding	18,883	18,551	18,807	18,447
Diluted weighted average shares outstanding	18,883	18,551	18,807	18,447

SCIENTIFIC LEARNING CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2011	2010
Operating Activities:
Net loss	$(2,722)	$(3,504)
Adjustments to reconcile net loss to cash used in operating activities
Depreciation and amortization	1,389	1,919
Stock-based compensation	1,005	1,159
Changes in operating assets and liabilities:
Accounts receivable	(3,251)	1,800
Prepaid expenses and other current assets	489	12
Other assets	69	(121)
Accounts payable	203	(258)
Accrued liabilities	(73)	(3,247)
Deferred revenue	(2,409)	(367)
Other liabilities	(26)	76

Net cash used in operating activities	(5,326)	(2,531)

Investing Activities:
Purchases of property and equipment, net	(1,773)	(1,371)
Purchases of short-term investments	(4,633)	(11,920)
Maturities of short-term investments	8,555	2,824

Net cash provided by (used in) investing activities	2,149	(10,467)

Financing Activities:
Proceeds from issuance of common stock	177	386
Net settlement of common stock	(111)	-

Net cash provided by financing activities	66	386

Decrease in cash and cash equivalents	(3,111)	(12,612)

Cash and cash equivalents at beginning of period	5,415	20,679

Cash and cash equivalents at end of period	$2,304	$8,067

Scientific Learning Corporation
Supplemental Information

Reconciliation of Booked Sales, Revenue and Change in Deferred Revenue

$s in thousands
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Booked sales	$12,166	$11,399	$30,367	$31,460
Less: revenue	10,536	10,234	33,368	33,606
Other adjustments	69	145	592	1,779
Net decrease in current and long-term deferred revenue	$1,699	$1,310	$(2,409)	$(367)

Beginning balance in current and long-term deferred revenue	$17,763	$20,553	$21,871	$22,230
Ending balance in current and long-term deferred revenue	$19,462	$21,863	$19,462	$21,863

Booked sales is a non-GAAP financial measure that we believe to be a useful measure of the current level of business activity both for management and for investors. Booked sales equals the total value (net of allowances) of software and services invoiced in the period. Because a significant portion of our revenue is recognized over a period of months, booked sales is a good indicator of current activity. The table above shows the reconciliation of booked sales, revenue, and changes in deferred revenue.

Reconciliation of Net Loss to Adjusted EBITDA

$s in thousands
	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010

Net loss	$(1,243)	$(825)	$(2,722)	$(3,504)
Adjustments to reconcile to Adjusted EBITDA:
Provision for income taxes	46	44	128	136
Interest (income) expense, net	(3)	(13)	9	(40)
Depreciation and amortization	479	650	1,394	1,919
Stock-based compensation expense	266	341	1,006	1,159
Adjusted EBITDA	$(455)	$197	$(185)	$(330)

Earnings before interest, taxes, depreciation, amortization and stock-based compensation expense (Adjusted EBITDA) is a non-GAAP financial measure we believe to be a useful measure of the resources available to the Company in the current period. We also believe that Adjusted EBITDA will be useful in allowing investors to compare our performance with that of other companies. The table above shows a reconciliation of Adjusted EBITDA to net loss, the closest GAAP measure.

Non-Cash Charges

$s in thousands	Three months ended September 30, 2011			Nine months ended September 30, 2011
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of products	$141	$1	$142	$419	$1	$420
Cost of service and support	-	10	10	-	30	30
Operating expenses	339	255	594	976	975	1,951
Total	$480	$266	$746	$1,395	$1,006	$2,401

$s in thousands	Three months ended September 30, 2010			Nine months ended September 30, 2010
	Depreciation & Amortization	Stock-based Compensation	Total	Depreciation & Amortization	Stock-based Compensation	Total
Included in:
Cost of Products	$265	$-	$265	$790	$-	$790
Cost of Service and Support	41	27	68	126	90	216
Operating Expenses	344	313	657	1,003	1,068	2,071
Total	$650	$340	$990	$1,919	$1,158	$3,077

CONTACT:
Media Contact:
Scientific Learning Corporation
Jessica Lindl, 510-625-6784
Vice President of Marketing and
Product Management
jlindl@scilearn.com
or
Investor Contact:
The Blueshirt Group
Stacie Bosinoff, 415-217-7722
investorrelations@scilearn.com
stacie@blueshirtgroup.com